Exhibit 10.1

HVHC INC. LONG-TERM INCENTIVE PLAN

SECTION 1: PLAN PURPOSE AND EFFECTIVE DATE

1.1 The purpose of this Long-Term Incentive Plan (the “Plan”) is to provide an incentive compensation opportunity for certain key employees of HVHC Inc. (the “Company”) and certain of its Affiliates. Such compensation opportunity will:

a. Ensure that the Company has a competitive compensation package to assist in the retention and recruitment of highly competent executives;

b. Recognize, motivate, and reward key executives for the development and execution of long-term strategy and policy;

c. Provide executives with an ongoing “stake” in the future of the Company (i.e., tie them to corporate long-term success); and

d. Reinforce long-term measures for corporate success.

1.2 The Plan is effective beginning with the Performance Period commencing January 1, 2007.

1.3 The 2002 Davis Vision Long-Term Incentive Plan (the “Davis Plan”) is merged into this Plan effective July 1, 2007, and any outstanding awards under the Davis Plan shall be subject to, and paid in accordance with, the terms of this Plan.

SECTION 2: DEFINITIONS

For purposes of this Plan, the following terms are defined:

2.1 Administrator: The Board or such person or persons as may be appointed by the Board to be responsible for those functions assigned to the Administrator under the Plan.

2.2 Affiliate: Any entity which is a member of a “controlled group” of corporations with the Company or Highmark Inc., as applicable, under Code Section 414(b) or a trade or business under common control with the Company or Highmark Inc., as applicable, under Code Section 414(c); provided, however, that in applying Code Sections 1563(a)(l), (2) and (3) for purposes of Code Section 414(b), the language “more than 50 percent” will be used instead of “at least 80 percent” each place it appears, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of Code Section 414(c), the language “more than 50 percent” will be used instead of “at least 80 percent” each place it appears.

2.3 Average Earned Salary: A Participant’s average annual Earned Salary for a Program, determined by dividing the Participant’s total Earned Salary for the Performance Period by three (regardless of the length of the Participant’s actual Service during such Performance Period).

2.4 Award Notice: The written notice provided to a Participant specifying the Participant’s Target Award and Performance Goals, and any other conditions of the award, for a particular Performance Period.

2.5 Beneficiary: The person, persons or trust designated by a Participant as a direct or contingent beneficiary in the manner prescribed by the Administrator. The Beneficiary of a Participant who has not effectively designated a beneficiary shall be the Participant’s estate.

2.6 Board: The Board of Directors of the Company. Any action that may be taken by the Board under the Plan may be taken by any duly authorized committee of the Board.

2.7 Cause: Good reason for termination of a Participant’s employment by the Participating Employer prior to a Change in Control, such as (a) insubordination or material violation of Participating Employer policy or (b) acts of willful malfeasance or gross negligence in a matter of material importance to the Participating Employer. Whether Cause exists will be determined by the Board in its sole discretion.

2.8 Change in Control: (a) The Company merges or consolidates with any other entity or entities, other than a merger or consolidation which would result in more than 50% of the combined voting power of the voting securities of the Company, or of the surviving entity or entities outstanding immediately after such merger or consolidation, continuing to be owned by Highmark Inc. and/or one or more Affiliates of Highmark Inc. or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate; or (b) any person or persons (other than Highmark Inc. and/or one or more Affiliates of Highmark Inc. or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (c) the shareholders of the Company approve a plan of complete liquidation of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets (other than a liquidation into, or sale of assets to, Highmark Inc. and/or one or more Affiliates of Highmark Inc.). In addition, in the case of a Participant who is an executive of a Participating Employer, a Change in Control will be deemed to occur if any of the events described in the preceding sentence occur, substituting the phrase “Participant’s Participating Employer (or its parent company which is wholly-owned, directly or indirectly, by the Company)” in lieu of the term “Company” in each place it appears.

2.9 Company: HVHC Inc. and its successors and assigns.

2.10 Disability: Long-term disability for a period of twelve months or more as defined in the Highmark Inc. Flexible Benefits Plan as in effect from time to time, following a period of short-term disability for a period of six months, as defined in the Highmark Inc. Short-Term Disability Plan. If there are no such plans at the applicable time, Disability shall be determined based upon a Participant’s inability to discharge any responsibilities to the Participating Employer for which he/she is suited by education and experience by reason of physical or mental illness or incapacity, whether arising out of sickness, accident or otherwise, which shall be evidenced by the written determination of a qualified medical doctor selected by the Company specifying the date upon which such disability commenced and that it has continued uninterrupted for at least 18 months.

2.11 Earned Salary: The base salary paid during a Performance Period to a Participant by the Participating Employer for services rendered, including: (a) overtime and shift differentials; (b) any amounts deferred from salary under the Highmark Investment Plan or any qualified or non-qualified deferred compensation plan; (c) pre-tax contributions under any Internal Revenue Code Section 125 plan maintained by the Company and cash reimbursements for qualified transportation expenses otherwise excluded from gross income pursuant to Section 132(f)(4) of the Internal Revenue Code; (d) pay for approved vacation, personal paid time off and flex time; and (e) the amount of base salary the Participant would have earned while on an approved leave of absence (including a leave of absence due to disability) during the Plan Year, not to exceed one-third (1/3) of annualized base salary. However, Earned Salary shall not include: (1) bonuses or other incentive compensation payments; (2) commissions; (3) reimbursement for business, travel or entertainment expenses incurred by the Participant (whether or not reported to the Internal Revenue Service as wages); (4) any taxable fringe benefits reported to the Participant on Form W-2; (5) severance pay or similar payments; and (6) any benefits paid under any deferred compensation plan of the Participating Employer. In addition, scheduled hours not worked and not paid, pay for unused personal days, pay in lieu of flex days, credits for trading benefits and disability and workers’ compensation payments are excluded from the calculation of Earned Salary. Salary earned during a period in which the employee is not a Participant in the Plan with respect to the particular Performance Period will not be included in the calculation of Earned Salary.

2.12 Final Award: The actual award earned during the Performance Period (or such earlier date as may apply under the terms of the Plan), as determined by the Board based upon the Participant’s Average Earned Salary, Target Award and actual performance against the applicable Performance Goals. A Participant’s Final Award shall be stated as a percentage of the his or her Target Award for the Performance Period.

2.13 Fiscal Year: The 12-month period used as the annual accounting period by the Company.

2.14 Participant: An executive of a Participating Employer selected for participation in the Plan by the Board in accordance with the provisions of the Plan.

2.15 Participating Employer: The Company, Davis Vision, Inc., Viva Optique, Inc., Eye Care Centers of America, Inc., ECCA Management Services Ltd., and each other Affiliate that adopts this Plan with the consent of the Board.

2.16 Performance Goals: The criteria established by the Board for a Performance Period to be used to determine the portion, if any, of a Target Award that becomes a Final Award.

2.17 Performance Period: A period of three (3) consecutive Fiscal Years, commencing on the first day of the first Fiscal Year of each Program, over which Performance Goals are measured.

2.18 Plan: This Long-Term Incentive Plan, as amended or supplemented from time to time.

2.19 Program: One Performance Period with its respective Target Awards and Performance Goals.

2.20 Service: Means any period during which a person provides services to and is employed by the Participating Employer. A person shall be deemed to have terminated service when the person ceases to be employed by the Participating Employer.

2.21 Target Award: Means the specified incentive award payout that a Participant may earn under the Plan for a Performance Period upon the satisfaction of target Performance Goals, as established by the Board pursuant to Section 5.1. A Participant’s Target Award shall be stated as a percentage of his or her Average Earned Salary for the Performance Period.

SECTION 3: ADMINISTRATION

3.1 The Board shall administer the Plan in accordance with such rules, policies or procedures as it deems appropriate and shall have full responsibility and complete discretionary authority to:

a. Conclusively construe, interpret, and implement the provisions of the Plan and related documents and agreements, and to decide all questions arising from their application;

b. Determine for each Program which of those employees recommended for participation in accordance with the Plan shall participate in the Program;

c. Determine the Target Awards to be granted to each Participant consistent with the provisions of the Plan;

d. Determine the time when awards will be granted;

e. Establish Performance Goals, including the performance attainment levels at which different proportions of a Target Award shall be paid as a Final Award, and make such adjustments therein as may be appropriate under existing conditions, in accordance with the provisions of this Plan;

f. Determine actual performance and Final Awards at the end of each Performance Period;

g. Prescribe, amend, and rescind rules and regulations relating to the Plan; and

h. Make all other determinations necessary and advisable for the administration of this Plan.

3.2 The Board may authorize one or more of its members or any officer or employee of the Company to execute and deliver documents on its behalf and to assist in the day to day administration of the Plan.

3.3 The determinations of the Board on all matters relating to the Plan shall be conclusive and binding on all persons.

3.4 No member of the Board, or any other person to whom authority has been delegated pursuant to the Plan, shall be liable for any action or determination made in accordance with applicable law with respect to the Plan or any award thereunder. In the event a claim is made against a Board member or such other person for actions taken in connection with the Plan, the Company shall indemnify the Board member or such other person as provided by the Company By-Laws.

SECTION 4: PARTICIPATION

4.1 Prior to or within the first 90 days of the Performance Period, employees of the Participating Employers will be recommended for participation in the Plan from among executives who are members of a select group of management of the Participating Employers, in accordance with the procedures set forth by the Board. Prior to or within the first 90 days of the Performance Period, Program Participants shall be selected by the Board from among those recommended employees who, in the opinion of the Board, are in a position to make significant contributions to the growth and long-term success of the Participating Employer.

4.2 The Administrator will be responsible for notifying Plan Participants regarding the terms of their participation in the Plan in a written Award Notice, which shall include the Target Award, Performance Goals and such additional provisions as the Board in its discretion deems necessary and desirable with respect to a Performance Period. Any Final Award for the Performance Period shall be subject to all of the terms and provisions of the Plan and applicable Award Notice.

4.3 Subject to Section 8.1, if the Board determines that an employee becomes eligible, or ceases to be eligible, to participate in the Plan during a Performance Period, then the Board shall have the discretion to provide that the employee shall be eligible for an award based upon his or her actual Average Earned Salary while a Participant.

4.4 The granting of an award for a given Program shall not give any employee the right to receive, nor preclude any such employee from receiving, awards for subsequent Programs.

SECTION 5: TARGET AWARD GRANTS

5.1 Each Program shall be subject to the limitations and terms provided in the Plan. A new Program shall commence on the first anniversary date of the preceding Program. The Board shall grant to each Participant selected to participate in a Program a Target Award. The Administrator will cause to be communicated to each Participant his or her Target Award and applicable Performance Goals as early in the Performance Period as practicable.

Prior to or within the first 90 days of a Program Performance Period, the Board shall establish a Target Award for each Participant or group of Participants, expressed as a percentage of the Participant’s Average Earned Salary for the Program Performance Period. The Board will align the achievement of the Performance Goals established under Section 5.2 for the Performance Period with such Target Award(s) and, for each Participant or group of Participants, establish threshold levels of performance necessary to earn a Final Award equal to all or a portion of the Target Award and/or outstanding levels of performance to earn a Final Award in excess of the Target Award.

5.2 Prior to within the first 90 days of a Program Performance Period, the Board shall establish Performance Goals for each Participant or group of Participants for that Performance Period. Performance Goals may be financial or non-financial, related to the performance of the Participating Employer and/or a subsidiary, division or other unit thereof, and/or individual to the Participant. Performance Goals for Participants within specified business groups may be measured according to selective criteria; such as, but not limited to, financial success, enrollment, quality, and achievement of strategic initiatives. Targets are set at various levels of desired achievement, attainment of which may result in financial rewards to eligible employees. The criteria may change by Program.

5.3 The grant or payment of Final Awards may be subject to such terms and conditions as the Board, in its discretion, shall determine. Such terms and conditions may include, without limitation, application of a vesting schedule or entry into ‘a noncompetition agreement, nonsolicitation agreement or nondisparagement agreement, to the extent permitted by applicable law.

SECTION 6: VALUATION AND PAYMENT OF FINAL AWARDS

6.1 Except as otherwise provided in Section 8 or 9, no Final Award is earned or vested, and no payment of Final Awards shall be made, prior to the end of a Performance Period.

6.2 Upon the completion of a Performance Period, the amount of a Participant’s Final Award shall be determined based upon his or her Average Earned Salary and Target Award for the Performance Period, and attainment of the Performance Goals approved for that Program. No Final Award will be paid if less than threshold performance is achieved.

6.3 Notwithstanding Section 6.2, the Board has the right to cancel or reduce any Final Award during or at the end of a Performance Period in the event that Participating Employer performance with respect to key measures other than applicable Performance Goals (including, but not limited to, reserve level, quality of the investment portfolio and subsidiary profitability) is, in the judgment of the Board, significantly less than as contained in the operating plans and budgets approved by the Board.

6.4 If a Participant terminates employment, any payment of Final Awards that may become due under Section 8 shall be made in accordance with Section 7.

SECTION 7: PAYOUT OF AWARDS

7.1 Final Awards shall be payable as follows: One hundred percent of the Final Award earned by each Participant shall become payable in a cash lump sum as soon as practicable after the end of the Performance Period and the completion of the audits necessary to determine all performance results over the Performance Period, but in any case within 2 1/2 months after the end of the last Fiscal Year of the Performance Period.

SECTION 8: CHANGES OF EMPLOYMENT STATUS

8.1 Notwithstanding the provisions of Sections 4.3 and 7.1, no Participant shall be eligible for the payment of any award for a Performance Period unless he or she has participated in that Performance Period for at least 12 consecutive months. However, to the extent determined under Section 4.3, this 12 month limitation shall not apply to an otherwise eligible employee who transfers to the Participating Employer from an Affiliate if, at the time of the transfer, the employee participated in a long-term incentive plan sponsored by such Affiliate.

8.2 If a Participant’s Service with the Participating Employers terminates before the end of a Performance Period as a result of death, the Participant’s Beneficiary shall be entitled to Program awards for Performance Periods then in progress in which the Participant had participated for at least 12 months, determined as follows. The Participant’s Beneficiary will be eligible for a Final Award equal in value to 100% of the Target Award for the Program that will end between 12 and 24 months of the Participant’s death, based upon the Participant’s Average Earned Salary for such Performance Period. Such award will be paid as soon as practicable within 90 days after the Participant’s death. The Participant’s Beneficiary will also be eligible for a Final Award, determined based on Average Earned Salary and actual attainment (or non-attainment) of Performance Goals for the Performance Period that will end within 12 months of the Participant’s death, payable following the end of such Performance Period within 2 1/2 months after the end of the last Fiscal Year of the Performance Period.

8.3 If a Participant’s Service with the Participating Employers terminates before the end of a Performance Period as a result of Disability, the Participant shall be entitled to a

Program award for the Performance Period in which the Participant participated for at least 12 months, and which has been in progress for at least 30 months (i.e., has not otherwise ended during the Participant’s period of Disability leave), determined based on Average Earned Salary and actual attainment (or non-attainment) of Performance Goals for the Performance Period, payable following the end of the Performance Period within 2 1/2 months after the end of the last Fiscal Year of the Performance Period.

8.4 If a Participant is age 55 or older and Service with the Participating Employers is terminated for any reason other than Cause or death, the Participant shall be entitled to awards for Performance Periods then in progress in which the Participant has participated for at least 12 months. Final Awards will be valued following the end of the Performance Period based upon the Participant’s Average Earned Salary and actual attainment (or non-attainment) of Performance Goals for each such Performance Period and shall be paid following the end of the applicable Performance Period within 2 1/2 months after the end of the last Fiscal Year of the Performance Period.

8.5 If Service with the Participating Employers is terminated for any reason other than death or Disability prior to age 55, any outstanding Target Awards for Performance Periods then in progress shall be canceled, except as the Board, in its sole and absolute discretion, may otherwise determine.

8.6 If a Participant’s Service with the Participating Employers is terminated for Cause as defined in Section 2.7, the right of the Participant to payment of any awards for Performance Periods then in progress shall be canceled, except as the Board, in its sole and absolute discretion, may otherwise determine.

SECTION 9: CHANGE IN CONTROL

9.1 In the event of a Change in Control, all awards for Programs then in progress shall be considered as vested and earned, and shall not be subject to forfeiture under any other provision of the Plan. The Final Award for any Program in progress on the last business day preceding the closing date of a Change in Control shall be calculated using the Participant’s Average Earned Salary and the greater of (1) the amount of Target Award payable based upon actual attainment of Performance Goals as of the end of the Performance Period or (2) 100% of the Target Award. If a Participant’s Service with the Participating Employers terminates for any reason before the end of a Program that was in progress on the last business day preceding the closing date of a Change in Control, the preceding sentence shall apply to the Program that will end within 12 months of the Participant’s termination. However, for each such Program that will end 12 months or more after the Participant’s termination, the Participant (or his or her Beneficiary, in the case of the Participant’s death) will also be eligible for a Final Award calculated based on Average Earned Salary and 100% of the Target Award, payable as soon as practicable, but in any case within 90 days, after the Participant’s termination.

SECTION 10: AMENDMENT OR TERMINATION OF THE PLAN

10.1 The Board may from time to time suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that no such suspension, termination, revision or amendment shall adversely affect any outstanding Target Award which has become vested as a result of a Change in Control in accordance with Section 9. This Plan is intended to comply with the requirements of Internal Revenue Code Section 409A to the extent applicable. No amendment of the Plan may be adopted which would cause an award hereunder to violate the requirements of Section 409A.

10.2 Subject to the terms and conditions of the Plan, the Board may amend any outstanding Award Notice with respect to a Participant, with or without the Participant’s consent; provided, however, that no such amendment shall adversely affect any outstanding Target Award which has become vested as a result of a Change in Control in accordance with Section 9.

10.3 The Board may, in its discretion, make modifications in the Performance Goals or any outstanding Target Awards to reflect extraordinary transactions or occurrences affecting the Company or any subsidiary or participating affiliate, including by way of illustration and not of limitation, the capital reorganization of a Participating Employer, the divestiture of a significant subsidiary, the acquisition or discontinuance of a material business or product line, changes in accounting procedures/policies, or governmental changes in the financing of health care delivery not considered in developing Performance Goals and Target Awards.

SECTION 11: MISCELLANEOUS PROVISIONS

11.1 No employee or other person shall have any claim or right to be granted an award under the Plan. The adoption of the Plan shall not constitute a contract between the Participating Employer and a Participant. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Participating Employer.

11.2 No rights or interests under the Plan shall be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by the laws of descent and distribution.

11.3 The Participating Employer shall have the right to deduct from all payments under this Plan any federal, state and/or local taxes required by law to be withheld with respect to such payments.

11.4 Determinations under the Plan (including without limitation, determinations of the person or persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same, and the establishment of Performance Goals and Target Awards) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated, based on such factors as the Board or Administrator, as the case may be, deems appropriate, consistent with applicable law.

11.5 The amount of any compensation deemed to be received by a Participant hereunder will not constitute “earnings” with respect to which any other employee benefits of the Participant are determined, including without limitation benefits under any pension, retirement, profit sharing, disability, life insurance, or salary continuation plan, except as specifically otherwise provided in the written documents governing such benefit.

11.6 As the context of the Plan may require, the singular may be read as the plural and the plural as the singular.

11.7 The captions to the sections of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.8 This Plan shall be governed and construed in accordance with the applicable laws of the Commonwealth of Pennsylvania.

11.9 Any notice or filing required or permitted to be given to a Participant of the Plan shall be sufficient if in writing and sent through the U.S. Postal Service, certified mail, return receipt requested, postage pre-paid, to the Participant or Participant’s legal representatives at the Participant’s last known mailing address.

11.10 All obligations of the Participating Employer under the Plan shall be binding upon and inure to the benefit of any successor to the Participating Employer, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Participating Employer.

11.11 The Plan is unfunded. All benefits payable under the terms of the Plan shall be paid by the Participating Employer from its general assets. No person shall have any right or interest or claim whatsoever to the payment of a benefit under the Plan from any person whomsoever other than the Participating Employer, and no person shall have any right or interest whatsoever to the payment of a benefit under this Plan which is superior in any manner to the right of any other general and unsecured creditor of the Participating Employer.